Exhibit 10.5

EMPLOYMENT AGREEMENT

THIS AGREEMENT, is entered into the 30th day of June, 2012, (“Effective Date”) by and between Kearny Financial Corp., Kearny, New Jersey (the “Company”) and Craig L. Montanaro (the “Executive”).

WITNESSETH

WHEREAS, the Executive has heretofore been employed by the Company as the President and Chief Executive Officer and is experienced in all phases of the business of the Company; and

WHEREAS, the Company desires to be ensured of the Executive’s continued active participation in the business of the Company; and

WHEREAS, as an inducement to the Executive to remain in the employ of the Company and in consideration of the Executive’s agreeing to remain in the employ of the Company, the parties desire to specify the continuing employment relationship between the Company and the Executive;

NOW THEREFORE, in consideration of the covenants and the mutual agreements herein contained, the parties hereby agree as follows:

1. Employment. The Company hereby employs the Executive in the capacity of President and Chief Executive Officer. The Executive hereby accepts said employment and agrees to render such administrative and management services to the Company and to its subsidiaries, including Kearny Federal Savings Bank (“Bank”), as are currently rendered and as are customarily performed by persons situated in a similar executive capacity. The Executive shall promote the business of the Company and its subsidiaries. The Executive’s other duties shall be such as the Board of Directors for the Company (the “Board of Directors” or “Board”) may from time to time reasonably direct, including normal duties as an officer of the Company. The Executive’s employment shall be for no definite period of time, and the Executive or the Company may terminate such employment relationship at any time for any reason or no reason. The employment at-will relationship remains in full force and effect regardless of any statements to the contrary made by company personnel or set forth in any documents other than those explicitly made to the contrary and signed by an authorized representative of the Board.

2. Term of Agreement. The term of this Agreement shall be for the period commencing on the Effective Date and ending thirty-six (36) months thereafter (“Term”). Additionally, on, or before, each annual anniversary date from the Effective Date, the Term of this Agreement shall be extended for up to an additional period beyond the then effective expiration date upon a determination and resolution of the Board of Directors that the performance of the Executive has met the requirements and standards of the Board, and that the Term of such Agreement shall be extended. If a determination is made by the Board to not renew such Term at the time of such renewal interval, the Board shall furnish the Executive of written notice of such determination not to renew the Term and the reason for such action or failure to take such action by the Board within 10 calendar days of such Board action. References herein to the Term of this Agreement shall refer both to the initial term and successive terms.

3. Compensation, Benefits and Expenses.

(a) Base Salary. The Company shall compensate and pay the Executive during the Term of this Agreement a minimum base salary at the rate of $300,0000 per annum; provided that such amount shall be reduced to the extent that the Executive is paid a base salary by the Bank (“Base Salary”), payable in cash not less frequently than monthly; provided, that the rate of such salary shall be reviewed by the Board of Directors not less often than annually, and the Executive shall be entitled to receive increases at such percentages or in such amounts as determined by the Board of Directors. The Base Salary may not be decreased without the Executive’s express written consent. Such Base Salary payable shall be reduced dollar for dollar for any such salary payments made by the Bank to the Executive for each applicable pay period.

(b) Discretionary Bonus. The Executive shall be entitled to participate in an equitable manner with all other senior management employees of the Company in discretionary bonuses that may be authorized and declared by the Board of Directors to its senior management executives from time to time. No other compensation provided for in this Agreement shall be deemed a substitute for the Executive’s right to participate in such discretionary bonuses when and as declared by the Board.

(c) Participation in Benefit and Retirement Plans. The Executive shall be entitled to participate in and receive the benefits of any plan of the Company which may be or may become applicable to senior management relating to pension or other retirement benefit plans, profit-sharing, stock options or incentive plans, or other plans, benefits and privileges given to employees and executives of the Company, to the extent commensurate with his then duties and responsibilities, as fixed by the Board of Directors of the Company.

(d) Participation in Medical Plans and Insurance Policies. The Executive shall be entitled to participate in and receive the benefits of any plan or policy of the Company which may be or may become applicable to senior management relating to life insurance, short and long term disability, medical, dental, eye-care, prescription drugs or medical reimbursement plans. Additionally, Executive’s dependent family shall be eligible to participate in medical and dental insurance plans sponsored by the Company or the Bank with the cost of such premiums paid by the Company.

(e) Vacations and Sick Leave. The Executive shall be entitled to paid annual vacation leave in accordance with the policies as established from time to time by the Board of Directors, which shall in no event be less than five weeks per annum. The Executive shall also be entitled to an annual sick leave benefit as established by the Board for senior management employees of the Company. The Executive shall not be entitled to receive any additional compensation from the

Company for failure to take a vacation or sick leave, nor shall he be able to accumulate unused vacation or sick leave from one year to the next; provided, however, such Executive may carry forward from year to year a maximum of ten days of unused vacation leave.

(f) Expenses. The Company shall reimburse the Executive or otherwise provide for or pay for all reasonable expenses incurred by the Executive in furtherance of, or in connection with the business of the Company, including, but not by way of limitation, automobile and traveling expenses, and all reasonable entertainment expenses, subject to such reasonable documentation and other limitations as may be established by the Board of Directors of the Company. If such expenses are paid in the first instance by the Executive, the Company shall reimburse the Executive therefor.

(g) Changes in Benefits. The Company shall not make any changes in such plans, benefits or privileges previously described in Section 3(c), (d) and (e) which would adversely affect the Executive’s rights or benefits thereunder, unless such change occurs pursuant to a program applicable to all executive officers of the Company and does not result in a proportionately greater adverse change in the rights of, or benefits to, the Executive as compared with any other executive officer of the Company. Nothing paid to Executive under any plan or arrangement presently in effect or made available in the future shall be deemed to be in lieu of the salary payable to Executive pursuant to Section 3(a) hereof.

(h) Post-Retirement Medical Coverage. Upon the termination of employment with the Company at any time on or after attainment of age 62, the Executive shall be eligible to receive reimbursement for the costs of maintaining participation in the group medical insurance plan sponsored by the Company or the Bank from time to time for the benefit of the Executive and Executive’s dependent family to the extent that such participant is permissible under the Company’s or the Bank’s plan without the Company or the Bank incurring penalties or taxes associated with such coverage, or in the alternative, the Executive will receive reimbursement for participation in other comparable coverage, until such time that the Executive and Executive’s spouse shall be eligible for coverage under the Federal Medicare System, or any successor program. The provisions of this Section shall survive the termination of this Agreement.

(i) Deferral of Non-Deductible Compensation. In the event that the Executive’s aggregate compensation (including compensatory benefits which are deemed remuneration for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”)) from the Company and other consolidated filers with the Company for any calendar year exceeds the greater of (i) $1,000,000, or (ii) the maximum amount of compensation deductible by the Company combined with any other consolidated filers in any calendar year under Section 162(m) of the Code (the “maximum allowable amount”), then any such amount in excess of the maximum allowable amount shall be mandatorily deferred with interest thereon at the then “prime rate” plus 300 basis points per annum, compounded annually, to a calendar year such that the amount to be paid to the Executive in such calendar year, including deferred amounts and interest thereon, does not exceed the maximum allowable amount. Subject to the foregoing, deferred amounts, including interest thereon, shall be payable at the earliest time permissible. All unpaid deferred amounts shall be paid to the Executive not later than his date of termination of employment, unless his date of termination is on a December 31st, in which case, the unpaid deferred amounts shall be paid to the

Executive on the first business day of the next succeeding calendar year. The provisions of this Section shall survive any termination of the Executive’s employment and any termination of this Agreement.

4. Loyalty.

(a) The Executive shall devote his full time and attention to the performance of his employment under this Agreement. During the term of the Executive’s employment under this Agreement, the Executive shall not engage in any business or activity contrary to the business affairs or interests of the Company.

(b) Nothing contained in this Section 4 shall be deemed to prevent or limit the right of Executive to invest in the capital stock or other securities of any business dissimilar from that of the Company, or solely as a passive or minority investor in any business.

5. Standards. During the term of this Agreement, the Executive shall perform his duties in accordance with such reasonable standards expected of executives with comparable positions in comparable organizations and as may be established from time to time by the Board of Directors.

6. Termination and Termination Pay. The Executive’s employment under this Agreement shall be terminated upon any of the following occurrences:

(a) The death of the Executive during the term of this Agreement, in which event the Executive’s estate shall be entitled to receive the compensation due the Executive through the last day of the calendar month in which Executive’s death shall have occurred.

(b) The Company’s Board of Directors may terminate the Executive’s employment at any time, but any termination by the Company’s Board of Directors other than termination for Cause shall not prejudice the Executive’s right to compensation or benefits under the Agreement. The Executive shall have no right to receive compensation or other benefits for any period after termination for Cause. Termination for “Cause” shall include termination because of the Executive’s personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order, or material breach of any provision of the Agreement. The Company’s Board of Directors may within its sole discretion, acting in good faith, terminate the Executive for Cause and shall notify such Executive accordingly; provided that any such determination shall not be effective unless it is adopted by an affirmative vote of not less than a majority of the members of the full Board of Directors at a meeting of the Board called and held for such purpose (after reasonable written notice has been delivered to the Executive of such meeting, the purpose of such meeting and the preliminary basis for such Cause termination and an opportunity for such Executive, together with personal counsel, to be heard before the Board on the matter prior to such vote by the Board).

(c) Except as provided pursuant to Section 9 hereof, in the event Executive’s employment under this Agreement is terminated by the Company without Cause, the Company shall be obligated to continue to pay the Executive the salary provided pursuant to Section 3(a) herein, up to the date of termination of the remaining Term of this Agreement and the cost of Executive obtaining all health, life, disability, and other benefits which the Executive would be eligible to participate in through such date based upon the benefit levels substantially equal to those being provided Executive at the date of termination of employment. The provisions of this Section 6(c) shall survive the expiration of this Agreement.

(d) The voluntary termination by the Executive during the term of this Agreement with the delivery of no less than 60 days written notice to the Board of Directors, other than pursuant to Section 9(b), in which case the Executive shall be entitled to receive only the compensation, vested rights, and all employee benefits up to the date of such termination.

7. Regulatory Exclusions.

(a) If the Executive is suspended and/or temporarily prohibited from participating in the conduct of the Company’s affairs by a notice served under Section 8(e)(3) or (g)(1) of the Federal Deposit Insurance Act (“FDIA”) (12 U.S.C. 1818(e)(3) and (g)(1)), the Company’s obligations under the Agreement shall be suspended as of the date of service unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Company may in its discretion (i) pay the Executive all or part of the compensation withheld while its contract obligations were suspended and (ii) reinstate (in whole or in part) any of its obligations which were suspended.

(b) If the Executive is removed and/or permanently prohibited from participating in the conduct of the Company’s affairs by an order issued under Sections 8(e)(4) or 8(g)(1) of the FDIA (12 U.S.C. 1818(e)(4) and (g)(1)), all obligations of the Company under this Agreement shall terminate as of the effective date of the order, but the vested rights of the contracting parties shall not be affected.

(c) If the Company is in default (as defined in Section 3(x)(1) of the FDIA), all obligations under this Agreement shall terminate as of the date of default, but this paragraph shall not affect any vested rights of the contracting parties.

(d) All obligations under this Agreement shall be terminated, except to the extent determined that continuation of this Agreement is necessary for the continued operation of the Company: (i) by the Comptroller of the Currency (“Comptroller”), or his or her designee, at the time that the Federal Deposit Insurance Corporation (“FDIC”) enters into an agreement to provide assistance to or on behalf of the Company under the authority contained in Section 13(c) of the FDIA; or (ii) by the Comptroller, or his or her designee, at the time that the Comptroller, or his or her designee approves a supervisory merger to resolve problems related to operation of the Company or when the Company is determined by the Comptroller to be in an unsafe or unsound condition. Any rights of the parties that have already vested, however, shall not be affected by such action.

(e) Notwithstanding anything herein to the contrary, any payments made to the Executive pursuant to the Agreement, or otherwise, shall be subject to and conditioned upon compliance with 12 U.S.C. Section 1828(k) and FDIC Regulation 12 CFR Part 359, Golden Parachute Indemnification Payments promulgated thereunder.

8. Disability. If the Executive shall become disabled or incapacitated to the extent that he is unable to perform his duties hereunder, by reason of medically determinable physical or mental impairment, as determined by a doctor engaged by the Board of Directors, Executive shall nevertheless continue to receive the compensation and benefits provided under the terms of this Agreement as follows: 100% of such compensation and benefits for a period of 12 months, but not exceeding the remaining term of the Agreement, and 65% thereafter for the remainder of the term of the Agreement. Such benefits noted herein shall be reduced by any benefits otherwise provided to the Executive during such period under the provisions of disability insurance coverage in effect for Company employees. Thereafter, Executive shall be eligible to receive benefits provided by the Company under the provisions of disability insurance coverage in effect for Company employees. Upon returning to active full-time employment, the Executive’s full compensation as set forth in this Agreement shall be reinstated as of the date of commencement of such activities. In the event that the Executive returns to active employment on other than a full-time basis, then his compensation (as set forth in Section 3(a) of this Agreement) shall be reduced in proportion to the time spent in said employment, or as shall otherwise be agreed to by the parties.

9. Change in Control Severance Protection.

(a) Notwithstanding any provision herein to the contrary, in the event of the involuntary termination of Executive’s employment during the term of this Agreement following any Change in Control of the Company or Bank, or within 24 months thereafter of such Change in Control, absent Cause, Executive shall be paid an amount equal to the product of 2.999 times the Executive’s “base amount” as defined in Section 280G(b)(3) of the Internal Revenue Code of 1986, as amended (the “Code”) and regulations promulgated thereunder. Said sum shall be paid in one (1) lump sum not later than the date of such termination of service, and such payments shall be in lieu of any other future payments that the Executive would be otherwise entitled to receive under Section 6 of this Agreement; provided, that such payments shall be reduced to the extent that similar payments are made by the Bank. Additionally, except as otherwise provided at Section 3(d) herein, the Executive and his or her dependents shall remain eligible to participate in the medical and dental insurance programs offered by the Bank to its employees for a period of not less than 18 months following the date of such termination of employment; provided that the Employee shall pay to the Bank not less than monthly the corresponding COBRA continuation premiums in effect at such time for Company or Bank employees generally during such period of insurance continuation. Notwithstanding the forgoing, all sums payable hereunder shall be reduced in such manner and to such extent so that no such payments made hereunder when aggregated with all other payments to be made to the Executive by the Bank or the Company shall be deemed an “excess parachute payment” in accordance with Section 280G of the Code and be subject to the excise tax provided at Section 4999(a) of the Code. The term “Change in Control” shall refer to: (i) the sale of all, or substantially all, of the assets of the Bank or the Company; (ii) the merger or recapitalization of the Bank or the Company whereby the Bank or the Company is not the surviving entity; (iii) a change in control of the Bank or the

Company, as otherwise defined or determined by the Office of the Comptroller of the Currency (“OCC”) or regulations promulgated by it; or (iv) the acquisition, directly or indirectly, of the beneficial ownership (within the meaning of that term as it is used in Section 13(d) of the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder) of twenty-five percent (25%) or more of the outstanding voting securities of the Bank or the Company by any person, trust, entity or group. The term “person” means an individual other than the Executive, or a corporation, partnership, trust, association, joint venture, pool, syndicate, sole proprietorship, unincorporated organization or any other form of entity not specifically listed herein. The reorganization of the Bank from its mutual holding company form to a parent holding company form whereby such parent company shall own 100% of the stock of the Bank and public stockholders shall own 100% of the parent company common stock shall not be deemed a Change in Control. The provisions of this Section 9(a) shall survive the expiration of this Agreement occurring after a Change in Control.

(b) Notwithstanding any other provision of this Agreement to the contrary, Executive may voluntarily terminate his employment under this Agreement within 24 months following a Change in Control of the Company or Bank for Good Reason (as defined thereafter) and Executive shall thereupon be entitled to receive the payment and benefits described in Section 9(a) of this Agreement. The Executive must provide written notice to the Company of the existence of the event or condition constituting such Good Reason within ninety (90) days of the initial occurrence of the event or the condition alleged to constitute “Good Reason.” Upon delivery of such notice by the Executive, the Company shall have a period of thirty (30) days thereafter during which it or they may remedy in good faith the condition constituting such Good Reason, and the Executive’s employment shall continue in effect during such time so long as the Company makes diligent efforts during such time to cure such Good Reason. In the event that the Company shall remedy in good faith the event or condition constituting Good Reason, then such notice of termination shall be null and void, and the Company shall not be required to pay the amount due to the Executive under this Section 9(b). The Company’s remedy of any Good Reason event or condition with or without notice from the Executive shall not relieve the Company from any obligations to the Executive under this Agreement or otherwise and shall not affect the Executive’s rights upon the reoccurrence of the same, or the occurrence of any other, Good Reason event or condition. The provisions of this Section 9(b) shall survive the expiration of this Agreement occurring after a Change in Control.

“Good Reason” shall exist if, without Executive’s express written consent, the Company materially breaches any of their respective obligations under this Agreement. Without limitation, such a material breach shall be deemed to occur upon the occurrence any of the following:

(1) a material diminution in the Executive’s base compensation;

(2) a material diminution in the Executive’s authority, duties, or responsibilities;

(3) a material diminution in the budget over which the Executive retains authority;

(4) a material change in the geographic location of the Executive’s office location;

(5) a material diminution in the authority, duties, or responsibilities of the supervisor to whom the Executive is required to report, including a requirement that the Executive is required to report to a corporate officer or employee instead of reporting directly to the board of directors of the Company, if such Executive previously reported directly to the Board of Directors; or

(6) any other action or inaction that constitutes a material breach by the Company of this Agreement.

10. Withholding. All payments required to be made by the Company hereunder to the Executive shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Company may reasonably determine should be withheld pursuant to any applicable law or regulation.

11. Successors and Assigns.

(a) This Agreement shall inure to the benefit of and be binding upon any corporate or other successor of the Company which shall acquire, directly or indirectly, by merger, consolidation, purchase or otherwise, all or substantially all of the assets or stock of the Company.

(b) Since the Company is contracting for the unique and personal skills of the Executive, the Executive shall be precluded from assigning or delegating his rights or duties hereunder without first obtaining the written consent of the Company.

12. Amendment; Waiver. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing, signed by the Executive and such officer or officers as may be specifically designated by the Board of Directors of the Company to sign on its behalf. No waiver by any party hereto at any time of any breach by any other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

13. Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the United States where applicable and otherwise by the substantive laws of the State of New Jersey.

14. Nature of Obligations. Nothing contained herein shall create or require the Company to create a trust of any kind to fund any benefits which may be payable hereunder, and to the extent that the Executive acquires a right to receive benefits from the Company hereunder, such right shall be no greater than the right of any unsecured general creditor of the Company.

15. Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

16. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of the other provisions of this Agreement, which shall remain in full force and effect.

17. Arbitration. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled exclusively by arbitration in accordance with the rules then in effect of the district office of the American Arbitration Association (“AAA”) nearest to the home office of the Company, and judgment upon the award rendered may be entered in any court having jurisdiction thereof, except to the extent that the parties may otherwise reach a mutual settlement of such issue. The provisions of this Section 17 shall survive the expiration of this Agreement.

18. Confidential Information. The Executive acknowledges that during his or her employment he or she will learn and have access to confidential information regarding the Company and the Bank and its customers and businesses (“Confidential Information”). The Executive agrees and covenants not to disclose or use for his or her own benefit, or the benefit of any other person or entity, any such Confidential Information, unless or until the Company or the Bank consents to such disclosure or use, or such information becomes common knowledge in the industry or is otherwise legally in the public domain. The Executive shall not knowingly disclose or reveal to any unauthorized person any Confidential Information relating to the Company, the Bank, or any subsidiaries or affiliates, or to any of the businesses operated by them, and the Executive confirms that such information constitutes the exclusive property of the Company and the Bank. The Executive shall not otherwise knowingly act or conduct himself (a) to the material detriment of the Company or the Bank, or its subsidiaries, or affiliates, or (b) in a manner which is inimical or contrary to the interests of the Company or the Bank. Executive acknowledges and agrees that the existence of this Agreement and its terms and conditions constitutes Confidential Information of the Company, and the Executive agrees not to disclose the Agreement or its contents without the prior written consent of the Company; provided, however, the Executive may disclose this Agreement to his personal attorney and personal tax advisor without prior consent from the Company. Notwithstanding the foregoing, the Company reserves the right in its sole discretion to make disclosure of this Agreement as it deems necessary or appropriate in compliance with its regulatory reporting requirements. Notwithstanding anything herein to the contrary, failure by the Executive to comply with the provisions of this Section may result in the immediate termination of the Agreement within the sole discretion of the Company, disciplinary action against the Executive taken by the Company, including but not limited to the termination of employment of the Executive for breach of the Agreement and the provisions of this Section, and other remedies that may be available in law or in equity. The provisions of this Section shall survive the expiration of this Agreement.

19. Indemnification; Insurance

(a) Indemnification. The Company agrees to indemnify the Executive and his heirs, executors, and administrators to the fullest extent permitted under applicable law and regulations, including, without limitation 12 U.S.C. Section 1828(k), against any and all expenses and liabilities reasonably incurred by the Executive in connection with or arising out of any action, suit or proceeding in which the Executive may be involved by reason of his having been a director or officer of the Company or any of its subsidiaries, whether or not the Executive is a director or officer of the

Company at the time of incurring any such expenses or liabilities. Such expenses and liabilities shall include, but shall not be limited to, judgments, court costs and attorney’s fees and the cost of reasonable settlements. The Executive shall be entitled to indemnification in respect of a settlement only if the Board of Directors of the Company has approved such settlement. Notwithstanding anything herein to the contrary, (i) indemnification for expenses shall not extend to matters for which the Executive’s employment or service has been terminated, and (ii) the obligations of this Section 19 shall survive the termination of this Agreement. Nothing contained herein shall be deemed to provide indemnification prohibited by applicable law or regulation.

(b) Insurance. During the Term of the Agreement, the Company shall provide the Executive (and his heirs, executors, and administrators) with coverage under a directors’ and officers’ liability policy at the Company’s expense, at least equivalent to such coverage otherwise provided to the other directors and senior officers of the Company.

(c) Compliance with Regulatory Limitations. Notwithstanding anything herein to the contrary, the provisions of this Section 19 shall be subject to the limitations and restrictions provided at 12 CFR 545.121 as it may be amended from time to time.

20. Entire Agreement. This Agreement together with any understanding or modifications thereof as agreed to in writing by the parties, shall constitute the entire agreement between the parties hereto. This Agreement shall supersede any prior employment agreements and/or change in control severance agreements between the Executive and the Company.

21.	Effect of Code Section 409A.

(a) This Agreement shall be amended to the extent necessary to comply with Section 409A of the Code and regulations promulgated thereunder. Prior to such amendment, and notwithstanding anything contained herein to the contrary, this Agreement shall be construed in a manner consistent with Section 409A of the Code and the parties shall take such actions as are required to comply in good faith with the provisions of Section 409A of the Code such that payments shall not be made to the Executive at such time if such payments shall subject the Executive to the penalty tax under Code Section 409A, but rather such payments shall be made by the Company to the Executive at the earliest time permissible thereafter without the Executive having liability for such penalty tax under Section Code 409A.

(b) Notwithstanding anything in this Agreement to the contrary, if the Company in good faith determines, as of the effective date of Executive’s Termination of Employment that the Executive is a “specified employee” within the meaning of Section 409A of the Code and if the payment under Sections 6(c) or 9 does not qualify as a short-term deferral under Code Section 409A and Treas. Reg. §1.409A-1(b)(4) (or any similar or successor provisions), and that an amount (or any portion of an amount) payable to Executive hereunder, is required to be suspended or delayed for six months in order to satisfy the requirements of Section 409A of the Code, then the Company will so advise Executive, and any such payment (or the minimum amount thereof) shall be suspended and accrued for six months (“Six-Month Delay”), whereupon such amount or portion thereof shall be paid to Executive in a lump sum on the first day of the seventh month following the effective date of Executive’s Termination of Employment. The limitations of this Six-Month Delay shall only be effective if the stock of the Company or a parent corporation is publicly traded as set forth at Section 409A(a)(2)(B)(i) of the Code.

“Specified Employee” means, for an applicable twelve (12) month period beginning on April 1, a key employee (as described in Code Section 416(i), determined without regard to paragraph (5) thereof) during the calendar year ending on the December 31 immediately preceding such April 1.

“Termination of Employment” shall have the same meaning as “separation from service”, as that phrase is defined in Section 409A of the Code (taking into account all rules and presumptions provided for in the Section 409A regulations). Whether a “Termination of Employment” takes place is determined based on whether the facts and circumstances indicate that the Company and Executive reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the Executive would perform after such date (whether as an Executive or as an independent contractor) would permanently decrease to no more than 20 percent of the average level of bona fide services performed (whether as an Executive or an independent contractor) over the immediately preceding 36-month period (or the full period of services to the Company if the Executive has been providing services to the Company less than 36 months). Facts and circumstances to be considered in making this determination include, but are not limited to, whether the Executive continues to be treated as an Executive for other purposes (such as continuation of salary and participation in employee benefit programs), whether similarly situated service providers have been treated consistently, and whether the Executive is permitted, and realistically available, to perform services for other service recipients in the same line of business. The Executive is presumed to have separated from service where the level of bona fide services performed decreases to a level equal to 20 percent or less of the average level of services performed by the Executive during the immediately preceding 36-month period. The Executive will be presumed not to have separated from service where the level of bona fide services performed continues at a level that is a 50 percent or more of the average level of service performed by the Executive during the immediately preceding 36-month period. No presumption applies to a decrease in the level of bona fide services performed to a level that is more than 20 percent and less than 50 percent of the average level of bona fide services performed during the immediately preceding 36-month period. The presumption is rebuttable by demonstrating that the Company and the Executive reasonably anticipated that as of a certain date the level of bona fide services would be reduced permanently to a level less than or equal to 20 percent of the average level of bona fide services provided during the immediately preceding 36-month period or full period of services provided to the Company if the Executive has been providing services to the Company for a period of less than 36 months (or that the level of bona fide services would not be so reduced).

For periods during which the Executive is on a paid bona fide leave of absence and has not otherwise terminated employment, the Executive is treated as providing bona fide services at a level equal to the level of services that the Executive would have been required to perform to receive the compensation paid with respect to such leave of absence. Periods during which the Executive is on an unpaid bona fide leave of absence and has not otherwise terminated employment are disregarded for purposes of determining the applicable 36-month (or shorter) period). Bona fide leave of absence means that there is a reasonable expectation that the Executive will return to perform services for the Company.

(c) Notwithstanding the Six-Month Delay rule set forth in Section 21(b) above:

(i) To the maximum extent permitted under Code Section 409A and Treas. Reg. §1.409A-1(b)(9)(iii) (or any similar or successor provisions), the Company will pay the Executive an amount equal to the lesser of two times (1) the maximum amount that may be taken into account under a qualified plan pursuant to Code Section 401(a)(17) for the year in which the Executive’s Termination of Employment occurs, and (2) the sum of the Executive’s annualized compensation based upon the annual rate of pay for services provided to the Company for the taxable year of the Executive preceding the taxable year of the Executive in which his Termination of Employment occurs (adjusted for any increase during that year that was expected to continue indefinitely if the Executive had not had a Termination of Employment); provided that amounts paid under this Section 21(c) must be paid no later than the last day of the second taxable year of the Executive following the taxable year of the Executive in which occurs the Termination of Employment and such amounts paid will count toward, and will not be in addition to, the total payment amount required to be made to the Executive by the Company under Sections 6(c) or 9; and

(ii) To the maximum extent permitted under Code Section 409A and Treas. Reg. §1.409A-1(b)(9)(v)(D) (or any similar or successor provisions), within ten (10) days of the Termination of Employment, the Company will pay the Executive an amount equal to the applicable dollar amount under Code Section 402(g)(1)(B) for the year of the Executive’s Termination of Employment; provided that the amount paid under this Section 21(c) will count toward, and will not be in addition to, the total payment amount required to be made to the Executive by the Company under Sections 6(c) or 9.

(d) To the extent that any reimbursements or in-kind payments are subject to Code Section 409A, then such expenses (other than medical expenses) must be incurred before the last day of the second taxable year following the taxable year in which the termination occurred, provided that any reimbursement for such expenses be paid before the Executive’s third taxable year following the taxable year in which the termination occurred. For medical expenses, to the extent the Agreement entitles the Executive to reimbursement by the Company of payments of medical expenses incurred and paid by the Executive but not reimbursed by a person other than the Company and allowable as a deduction under Code Section 213 (disregarding the requirement of Code Section 213(a) that the deduction is available only to the extent that such expenses exceed 7.5 percent of adjusted gross income), then the reimbursement applies during the period of time during which the Executive would be entitled (or would, but for the Agreement, be entitled) to continuation coverage under a group health plan of the Company under Code Section 4980B (COBRA) if the Executive elected such coverage and paid the applicable premiums.

22. Non-Competition; Non-Solicitation

(a) Following termination of employment with the Company, the Executive will not, without the express written consent of the Company, directly or indirectly communicate or divulge to, or use for his own benefit or for the benefit of any other person, firm, association, or corporation, any of the trade secrets, proprietary data or other confidential information communicated to or otherwise learned or acquired by the Executive from the Company, the Bank, or any subsidiary of such entities, except that Executive may disclose such matters to the extent that disclosure is required by a court or other governmental agency of competent jurisdiction.

(b) During the six(6) month period following any termination of employment with the Company,

(i) Executive hereby agrees that he will not contact (with a view toward selling any product or service competitive with any product or service sold or proposed to be sold by the Company, the Bank, or any subsidiary of such entities) any person, firm, association or corporation (A) to which the Company, the Bank, or any subsidiary of such entities sold any product or service within thirty-six months of the Executive’s termination of employment, (B) which Executive solicited, contacted or otherwise dealt with on behalf of the Company, the Bank, or any subsidiary of such entities within one year of the Executive’s termination of employment, or (C) which Executive was otherwise aware was a client of the Company, the Bank, or any subsidiary of such entities at the time of termination of employment. Executive will not directly or indirectly make any such contact, either for his own benefit or for the benefit of any other person, firm, association, or corporation.

(ii) Executive hereby agrees that he shall not engage in providing professional services or enter into employment as an employee, director, consultant, representative, or similar relationship to any financial services enterprise (including but not limited to a savings and loan association, bank, credit union, or insurance company) engaged in the business of offering retail customer and commercial deposit and/or loan products whereby the Executive will have a work location in the State of New Jersey within 15 miles of any office of the Company, the Bank, or any subsidiary of such entities existing as of the date of such termination of employment; provided, however, the Executive may request a waiver from the Company and the Bank with respect to the limitations of this Section 22 on a case by case basis at any time, and the Company and the Bank hereby agree that such written approval of such request shall not be unreasonably withheld. Notwithstanding the foregoing, the Company and the Bank reserve the right to elect not to approve such request for waiver of the limitations herein within its sole discretion if the proposed employing entity is an FDIC insured depository institution.

(iii) Executive hereby agrees that he shall not, on his own behalf or on behalf of others, employ, solicit, or induce, or attempt to employ, solicit or induce, any employee of the Company, the Bank, or any subsidiary of such entities, for employment with any enterprise, nor will the Executive directly or indirectly, on his behalf or for others, seek to influence any employee of the Company, the Bank, or any subsidiary of such entities to leave the employ of the Company, the Bank, or any subsidiary of such entities.

(iv) Executive will not make any public statements regarding the Company, the Bank, or any subsidiary of such entities without the prior consent of the Company or the Bank, and the Executive shall not make any statements that disparage the Company, the Bank, or any subsidiary of such entities or the business practices of the Company, the Bank, or any subsidiary of such entities, except to the extent required by law or by a court or other governmental agency of competent jurisdiction. The Company and the Bank shall not knowingly or intentionally make any statements that disparage the Executive.

(v) The parties acknowledges and agrees that irreparable injury will result to each in the event of a breach of any of the provisions of Sections 22(a) and 22(b) (the “Designated Provisions”) and that the parties will have no adequate remedy at law with respect thereto. Accordingly, in the event of a material breach of any Designated Provision, and in addition to any other legal or equitable remedy the parties may have, the parties shall each be entitled to the entry of a preliminary and a permanent injunction (including, without limitation, specific performance by a court of competent jurisdiction located in Essex County, New Jersey, or elsewhere), to restrain the violation or breach thereof by the other parties, and the parties shall each submit to the jurisdiction of such court in any such action.

(c) Upon the termination of employment of the Executive as an officer and employee of the Company for any reason, the Executive hereby agrees and acknowledges that this Agreement shall constitute such individual’s letter of resignation as a member of the Board of Directors of the Company, the Bank, and all related entities of the Company and the Bank, effective as of the date of such termination of employment.

(d) The provisions of Sections 22(a), (b) and (c) shall survive the expiration of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first hereinabove written.

Kearny Financial Corp.

	By:	/s/ John Mazur
John Mazur
Chairman of the Board

ATTEST:

/s/ Sharon Jones
Sharon Jones, Secretary

WITNESS:

/s/ Kimberly T. Manfredo		/s/ Craig L. Montanaro
Kimberly T. Manfredo,		Craig L. Montanaro, Executive
1st VP/Director of HR